Exhibit 10.4.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the 13th day of March, 2017 (the “Effective Date”), between Hortonworks, Inc., a Delaware corporation (the “Company”), and Rajnish Verma (the “Executive”).

WHEREAS, the Executive entered into that certain Employment Agreement with the Company effective as of January 16, 2017 (the “Prior Agreement”) and the Proprietary Information and Inventions Agreement between the Company and the Executive dated December 8, 2016 (the “Proprietary Agreement”); and

WHEREAS, the Executive holds options to purchase shares of the Company’s common stock, shares of restricted stock of the Company, restricted stock units of the Company and/or performance stock units of the Company that were granted or purchased prior to the Effective Date (the “Existing Equity Awards”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company and the Executive desire to continue their employment relationship pursuant to the terms of this Agreement until this Agreement is terminated by either party in accordance with the provisions of Section 3 (such period of employment, the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason.

(b) Position and Duties. During the Term, the Executive shall serve as the President and Chief Operating Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. As of the Effective Date, the Executive’s annual base salary is $540,000. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. As of the Effective Date, the Executive’s target annual incentive compensation shall be targeted at $360,000. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Vacations. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s engaging in any act of dishonesty or misrepresentation that is, or reasonably could be, materially injurious to the Company or the Executive’s willful commission of fraud; (ii) the Executive’s material violation of any federal, state or foreign law or regulation applicable to the Company’s business; (iii) the Executive’s material violation of the Code of Business Conduct and Ethics, the Proprietary Agreement, or any similar obligations under contract or applicable law; (iv) the Executive’s conviction of, or entering a plea of nolo contendere to, any felony; or (v) any other misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, which conduct, if capable of cure or remedy, is not cured or remedied within two weeks after written notice from the Company describing such conduct.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to by reason of Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall mean the Executive’s resignation from all positions he then holds with the Company resulting in a termination of employment after one of the following is undertaken without the Executive’s written consent:

(i) a material diminution in the authority, duties or responsibilities of the Executive or the Executive’s supervisor;

(ii) a material diminution in the Executive’s base compensation; or

(iii) a non-temporary relocation of the Executive’s business office to a location that increases the Executive’s one-way commute by more than 25 miles from the primary location at which the Executive performs duties as of immediately prior to the date of such action;

provided, however, that in each case, an event or action by the Company will not give the Executive grounds for a Constructive Termination unless (A) the Executive gives the Company written notice, within 90 days after the initial existence of such event or action, that the event or action by the Company would give the Executive such grounds to so terminate employment, (B) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than within 30 days of receiving such written notice from the Executive, and (C) the Executive terminates his employment within 90 days following the end of the cure period.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e), other than due to Constructive Termination, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) due to Constructive Termination, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), then (x) the Company shall pay the Executive his Accrued Benefit and (y) subject to the Executive signing a separation agreement and release of claims substantially in the form attached hereto as Exhibit A (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to (x) twelve (12) months of the Executive’s Base Salary plus (y) an amount equal to the Executive’s target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or year (in the case of incentive compensation paid on an annual basis) in which the Date of Termination occurs (prorated based upon the number of days of employment during such quarter or year, as applicable, relative to the number of calendar days in such quarter or year, as applicable); and

(ii) except to the extent any Existing Equity Award or any stock option or other stock-based award that was granted or purchased on or after the Effective Date contains more favorable terms, in which case such terms shall apply to such award(s), all stock options and other stock-based awards held by the Executive will be accelerated as if the Executive had completed an additional twelve (12) months of service with the Company; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive (and, if applicable, the Executive’s qualified and participating dependents) if the Executive had remained employed by the Company.

To the extent the Executive and the Company mutually agree to enter into a non- competition agreement, the number of months set forth in Sections 4(b)(i), (ii) and (iii) will be increased by the number of months equal to the length of such non-competition period. The amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months (or such longer period set forth in the immediately preceding sentence) commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs after the occurrence of the first event constituting a Change in Control.

(a) Change in Control. Upon, and subject to the consummation of, a Change in Control, provisions regarding acceleration of vesting, lapse of repurchase right, exercisability and the like which are triggered solely upon the occurrence of such Change in Control as set forth in any Existing Equity Award shall remain in full force and effect with respect to such Existing Equity Award. During the Term, if after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment due to Constructive Termination as provided in Section 3(e), then (x) the Company shall pay the Executive his Accrued Benefit and (y) subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to (x) twelve (12) months of the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (y) an amount equal to the Executive’s target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or year (in the case of incentive compensation paid on an annual basis) in which the Date of Termination occurs (prorated based upon the number of days of employment during such quarter or year, as applicable, relative to the number of calendar days in such quarter or year, as applicable); and

(ii) all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable and non- repurchasable or nonforfeitable as of the Date of Termination; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive (and, if applicable, the Executive’s qualified and participating dependents) if the Executive had remained employed by the Company.

To the extent the Executive and the Company mutually agree to enter into a non- competition agreement, the time period set forth in Sections 5(a)(i) and (iii) will be increased by the number of months equal to the length of such non-competition period. The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period, provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity- based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,

(ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction in substantially similar proportions as prior to such transaction,

(iii) the sale of all of the common stock of the Company to an unrelated person, entity or group thereof acting in concert, or

(iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity in substantially similar proportions as prior to such transaction immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Arbitration of Disputes.

(a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, statutory claims under local, state or federal law, such as any claims of unlawful employment discrimination or harassment whether based on age or otherwise, and common law claims) shall, to the fullest extent permitted by law, be settled by binding arbitration under the auspices of the Judicial Arbitration and Mediations Services (“JAMS”) in San Francisco, California in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”). The arbitrator may grant injunctions and other relief in such disputes. The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, exclusive of conflict or choice of law rules. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. Notwithstanding the foregoing, with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration.

(b) The Executive and the Company hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. The Executive and the Company agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. This Section 7 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that the Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.

(c) Executive agrees that Executive will not assert class action or representative action claims against the Company in arbitration or otherwise, nor will Executive join or serve as a member of a class action or representative action, and Executive agrees that Executive will only submit Executive’s own, individual claims in arbitration and will not seek to represent the interests of any other person.

(d) Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body or government agency (i.e. Equal Employment Opportunity Commission, National Relations Board, Department of Fair Employment and Housing, Workers Compensation Board). Executive is, however, precluded from pursuing court action regarding any such claim, except as permitted by law.

8. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Court for the Northern District of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement, provided that, except to the extent explicitly provided herein, this Agreement shall not affect the terms of any Existing Equity Awards in a manner detrimental to the Executive and provided further that the following agreements will not be superseded by this Agreement but will remain in full force and effect in accordance with their terms: the Proprietary Agreement and the Indemnification Agreement between the Executive and the Company dated January 16, 2017.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HORTONWORKS, INC.

/s/ Dan Bradford
By: Dan Bradford Its: Vice President, Finance

EXECUTIVE

/s/ Rajnish Verma
Rajnish Verma

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between [EXECUTIVE] (“Employee”) and Hortonworks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company, pursuant to the terms of an Amended and Restated Employment Agreement by and between the Employee and the Company dated [Click and Type Date] (the “Employment Agreement”);

WHEREAS, Employee signed an [Click and Type Title of Confidentiality Agreement] with the Company on [Click and Type Date] (the “Confidentiality Agreement”) and an “[Click and Type Title of Indemnification Agreement]” with the Company on [Click and Type Date] (the “Indemnification Agreement”);

WHEREAS, the Company and Employee have entered into [LIST EQUITY AWARD AGREEMENTS], granting Employee [stock options][and][restricted stock] [and] [restricted stock units] [and] [performance stock units] subject to the terms and conditions of the equity plan in place at the time of the grant [insert applicable plan] and/or the applicable equity award agreements (collectively the “Stock Agreements”);

WHEREAS, the Company terminated Employee’s employment with the Company effective [Click and Type Date] (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration.

a. Payment. The Company agrees to pay Employee a total of [Click and Type Amount] Dollars ($[Click and Type Amount]), at the rate of [Click and Type Amount] Dollars ($[Click and Type Amount]) per month/week, less applicable withholding, for [twelve (12) months] from the first regular payroll date following the Effective Date, in accordance with the Company’s regular payroll practices.

b. COBRA. The Company shall reimburse Employee for the payments Employee makes for Employee’s (and, if applicable, the Employee’s qualified and participating dependents) COBRA coverage for a period of [twelve (12) months], or until Employee has secured other employment, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his/her payments for COBRA coverage.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Termination Date (including any vesting acceleration pursuant to the terms of the Employment Agreement and/or Stock Agreements). Employee acknowledges that as of the Termination Date, Employee will have vested in [Click and Type Number] options and [Click and Type Number] shares of stock and no more. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

3. Benefits. Employee’s (and, if applicable, the Employee’s qualified and participating dependents) health insurance benefits shall cease on the last day of [Click and Type Month] [Click and Type Year], subject to Employee’s right to continue his/her health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, stock options and stock-based awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to or arising from Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, nor shall this release affect Employee’s rights to any vested retirement benefits under any Section 401(k) plan or for other vested benefits under employee benefit plans (other than equity incentive plans, plans linked to equity securities or other similar benefits, plan or programs). This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re- employment with the Company. Employee further agrees not to apply for employment with the Company and not to otherwise pursue an independent contractor or vendor relationship with the Company.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his/her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he/she will not publicize, directly or indirectly, any Separation Information.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Employee agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he/she cannot provide counsel or assistance.

13. Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to instruct employees, officers, or directors whom it informs of the circumstances or reasons related to the termination of the Employee to refrain from any disparagement, defamation, libel, or slander of Employee, and agrees to refrain from any tortious interference with the contracts and relationships of Employee. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

14. Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. Arbitration of Disputes.

(a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Employee’s employment or the termination of that employment (including, without limitation, statutory claims under local, state or federal law, such as any claims of unlawful employment discrimination or harassment whether based on age or otherwise, and common law claims) shall, to the fullest extent permitted by law, be settled by binding arbitration under the auspices of the Judicial Arbitration and Mediations Services (“JAMS”) in San Francisco, California in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”). The arbitrator may grant injunctions and other relief in such disputes. The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, exclusive of conflict or choice of law rules. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. Notwithstanding the foregoing, with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration.

(b) The Employee and the Company hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. The Employee and the Company agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. This Section 18 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 18. Employee understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that the Employee shall pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fee as Employee would have instead paid had Employee filed a complaint in a court of law.

(c) Employee agrees that Employee will not assert class action or representative action claims against the Company in arbitration or otherwise, nor will Employee join or serve as a member of a class action or representative action, and Employee agrees that Employee will only submit Employee’s own, individual claims in arbitration and will not seek to represent the interests of any other person.

(d) Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body or government agency (i.e. Equal Employment Opportunity Commission, National Relations Board, Department of Fair Employment and Housing, Workers Compensation Board). Employee is, however, precluded from pursuing court action regarding any such claim, except as permitted by law.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement. Employee agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section

409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Indemnification Agreement.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Employee understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days of the Termination Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: , 20	Rajnish Verma, an individual

Rajnish Verma

Dated: , 20	HORTONWORKS, INC.

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